2001 Spring Road, Suite 400, Oak Brook, IL 60523-3930 • (630) 954-3773 • www.portillos.com

January 29, 2026

Brett Patterson,

Portillo’s Hot Dogs, LLC is excited to offer you the President and Chief Executive Officer position on our bun-believable team, based in Oak Brook, Illinois. Your passion for our restaurant and your drive to be the best fits right into our family environment! The Heart of Portillo’s is our People. Our people define our culture and beliefs. They live our Company values of Family, Greatness, Energy and Fun every day by reminding us to be our best, have fun, exude energy, and treat each other like family. We believe you embody our core values, and we can’t wait for you to be a part of the Portillo’s family!
COMPENSATION
Your starting date is set as February 23, 2026. Your base salary is $800,000 per year and is paid on a bi-weekly pay cycle with 26 pay periods per year. Paydays occur every Friday after the end of each pay period. You will also be eligible to participate in a discretionary annual bonus program with a target of 100% of your base salary. Although you’re starting during the 2026 fiscal year, you will be eligible to receive a full bonus payout for 2026 based on achievement in accordance with the Company bonus plan. Bonus payments are generally paid on or around April 1st, for performance in the prior calendar year.
Equity: In your new position, you are also eligible to participate in the 2021 Equity Incentive Plan, with the details set out below, subject to final approval by the Board of Directors. Your ongoing annual Long-Term Equity Plan target LTIP is $3,000,000, subject to terms of the plan. The LTIP target is reflective of 50% Restricted Stock Units ($1,500,000) and 50% Performance Stock Units ($1,500,000). Awards are generally approved and granted in April.
All Restricted Stock Unit equity shares granted will be based on the PTLO stock price at the end of trading day on the grant date. These RSUs will have a 3-year vesting period, with one third (1/3) tranche vesting on the first, second and third anniversary of the grant date subject to plan terms.
Technology Allowance: A monthly allowance of $40 is provided to help cover mobile and other work-related technological expenses.
Sign-On Award: In consideration of your acceptance of this offer and to facilitate your transition to Portillo’s, you will be eligible to receive a one-time sign-on incentive in the amount of $400,000 in Restricted Stock Units that vest ratably over two years.
Relocation: You will receive up to $75,000 to assist you with your relocation expenses, subject to and in accordance with the Company’s Relocation Agreement (copy enclosed). These amounts will be reimbursed to you upon submission of receipts, or as funds paid directly by Portillo’s in the event that we are able to assist you with a moving company or otherwise.

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Severance Program: You will be eligible to participate in Portillo’s executive severance program in accordance with its terms and conditions.
PERKS & BENEFITS TO HELP YOU THRIVE
At Portillo’s, we believe in supporting you both at work and in life. In addition to competitive pay, we offer a variety of benefits and perks designed to enhance your health, financial well-being, and work-life balance. You will be eligible to participate in all team member benefit plans, programs and arrangements generally available to members of the Company’s executive leadership team.
Health & Wellbeing: We offer medical, prescription drug, dental, vision, flexible spending accounts, voluntary benefits, life/AD&D and disability insurance benefits for you and your eligible dependents. Your coverage begins on the first day of the month following 60 days of employment.
Retirement: Portillo’s wants to help you build a foundation for a secure future.
•401(k) Savings Plan: You will be eligible to participate 90 days after your date of hire. Set a percentage of your pay contribute up to 50% of your salary (subject to federal limits).
•Non-Qualified Deferred Plan (NQDC): Highly compensated team members may be eligible to participate in the NQDC.
•Financial Planning: We offer financial and tax planning programs for our Executive Team Members.
Time Off:
•Unlimited Paid Time Off: Portillo’s offers unlimited time off for Directors, Vice Presidents and
Executive Level Team Members.
•Paid Holidays: The Restaurant Support Center observes nine paid holidays each year when the office is closed.
More Ways We Support You: From education assistance and free Portillo’s food to exclusive discounts, perks, Summer Fridays and our Employee Assistance Program (EAP)—we’re committed to helping you grow, recharge, and enjoy life inside and outside of work.
Office: Our Team Members who work in the Restaurant Support Center, located in Oak Brook, Illinois, are expected to work from the office a minimum of three (3) days per week, subject to reasonable business needs, travel, and occasional flexibility. This is done in the spirit of fostering teamwork, innovation, and connection.
WHAT YOU NEED TO KNOW
Getting Paid: During onboarding you’ll choose how you’d like to receive your paycheck—Direct Deposit or Paycard.
Work Authorization: Please bring documents for your I-9 verification on your first day.

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All offer details, including compensation, bonus plans, and benefits, are subject to change based on business needs, company policies, and any future changes to your position. This is an offer of employment only and should not be construed as an employment contract. Your employment with the Company is contingent upon your execution and return of the Confidentiality, Work for Hire and Non-Solicitation Agreement, attached, and final approval by the Company’s Board of Directors.

I look forward to having you join our Portillo’s family and know that you will live our values of Family, Greatness, Energy and Fun!
We look forward to welcoming you to the Portillo’s family.

/s/ Mike Miles
Mike Miles
President and Chief Executive Officer Portillo’s Hot Dogs LLC
I hereby accept the contingent offer as Chief Executive Officer of Portillo’s Hot Dogs, LLC

/s/ Brett Patterson
Signature

February 10, 2026
Date

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